AIHC and subsidiaries                                  EXHIBIT 12


        Computation of Ratio of Earnings to Fixed Charges
            and Preferred Stock Dividend Requirements
          For the nine months ended September 30, 1994

                   (in millions, except ratio)


                                                              1994
                                                             ------
Earnings:
   Income before taxes on income and equity loss           $   283.3
   Fixed charges                                                21.4
   Proportionate share of income of 50%-owned persons          (11.7)
   Amortization of capitalized interest                          4.0
                                                             -------

      Total earnings                                       $   297.0
                                                             =======

Fixed Charges:
   Interest expense:
      Consolidated                                         $    12.4
      Proportionate share of 50%-owned persons                   5.1
                                                             -------
                                                                17.5
                                                             -------

   Amount representative of the interest factor in rents:
      Consolidated                                               3.9
      Proportionate share of 50%-owned persons                   -
                                                             -------
                                                                 3.9
                                                             -------

   Fixed charges added to earnings                              21.4
                                                             -------

   Preferred stock dividend requirements                        10.4
                                                             -------

      Total fixed charges                                  $    31.8
                                                             =======

Ratio                                                           9.34
                                                             =======

